Exhibit 15.1
The Board of Directors and Stockholders
FedEx Corporation
We are aware of the incorporation by reference in the Registration Statement (Form S-8) of FedEx Corporation for the registration of 10,300,000 shares of its common stock for issuance pursuant to awards granted under the FedEx Corporation Incentive Stock Plan of our reports dated September 17, 2008 and December 17, 2008 relating to the unaudited condensed consolidated interim financial statements of FedEx Corporation that are included in its Form 10-Q for the quarters ended August 31, 2008 and November 30, 2008.
/s/ Ernst & Young LLP
Memphis, Tennessee
December 19, 2008